Exhibit 10.1

June 8, 2015

Christopher Townsend

President, Asia

Dear Chris:

MetLife recognizes and appreciates that you engage in extensive travel to advance MetLife’s business interests, and that business travel is a necessary part of your role. We also recognize that your business travel may result in individual income tax liability in a variety of jurisdictions. As a result, MetLife, Inc. is willing to provide you with a tax equalization arrangement as described in this letter (the “Arrangement”), effective as of January 1, 2016 (the “Effective Date”).

1.	The purpose of the Arrangement is to provide you with the following “Tax Equalization”: the cost to you of individual income taxes you owe on account of your MetLife business travel on payments made to you by MetLife on and after the Effective Date and during the period covered by the Arrangement will equal the cost to you of income taxes you would have owed had that income been taxable solely in your country of residence. For purposes of the Arrangement, your country of residence and taxing jurisdiction is defined as Hong Kong.

2.	MetLife will pay amounts on your behalf (or reimburse you) and, to the extent necessary, take deductions or withhold amounts from your compensation as MetLife reasonably determines necessary to effectuate Tax Equalization. You consent to such deductions or withholding. Information concerning tax withholding and how tax equalization costs will be reconciled can be found in Attachment “A” of this Arrangement.

3.	To effectuate the purposes of the Tax Arrangement, you agree to continue to use a firm chosen by MetLife for tax return preparation and related services during the term of the Arrangement. Due to certain tax law requirements, all data MetLife needs to determine any Tax Equalization for a tax year must be provided by you or your tax preparer within a time frame that permits MetLife or the tax preparer to determine any tax amounts it is reimbursing or paying by the later of the end of your tax year following the tax year in which (i) you remit taxes, or (ii) you conclude any tax audit or tax litigation.

4.	MetLife will apply the Arrangement exclusively to compensation paid (and therefore taxable) to you during the period described in this letter as covered by the Arrangement. MetLife will not bear the cost of any taxes, interest, penalties, audit response/defense, or related services you incur for periods outside those covered by the Arrangement. Consequently, the Arrangement does not apply to calendar years or tax periods prior to January 1, 2016 (periods between January 1, 2013 and December 31, 2015 are the subject of a separate agreement) or to amounts like long-term incentives paid in tax periods outside the Arrangement regardless of whether the compensation was fully or partially earned or vested during the period covered by the Arrangement.

5.

The Arrangement shall continue until the earliest of (a) the date your employment with MetLife is terminated for any reason, (b) the date MetLife relocates or reassigns you to, a country other than Hong Kong, (c) the date you decline to accept relocation from MetLife to country other than Hong Kong or (d) December 31, 2017. MetLife reserves the right to terminate the Arrangement if you do not comply with the immigration and/or work permit documentation requirements of any jurisdiction to which you travel on behalf of the Company, or if at any time your job performance fails to meet MetLife’s expectations.

6.	Upon termination of the Arrangement, your entitlement to Tax Equalization on payments made to you thereafter shall cease. You will be personally liable for any and all tax liability for payments made to you by MetLife on and after the date of the termination of the Tax Arrangement as a result of business-related travel or otherwise at applicable rates, regardless of your continued employment with MetLife and/or residence in Hong Kong or otherwise.

7.	Neither this letter, nor the Arrangement described in this letter should be construed as a guarantee of employment for any specific period of time. At all times, the terms of your employment contract (as amended from time to time) govern. This letter is the entire agreement between you and MetLife regarding the matters described herein and cannot be amended except by a written document signed by you and an officer of MAPL with authorization or approval of the MetLife, Inc. Compensation Committee if MetLife determines necessary. For purposes of this letter, “MetLife” shall refer to MetLife, Inc. and all of its affiliates. MetLife, Inc. may provide you the Arrangement either itself or through an affiliate incorporated in the United States or a jurisdiction that has a comprehensive tax treaty with the United States.

This letter has been authorized by the MetLife, Inc. Compensation Committee.

Please sign below to acknowledge the terms of the Arrangement and return an original to me at your earliest convenience.

Sincerely yours,

MetLife, Inc.

By:	/s/ Frans Hijkoop
Frans Hijkoop
Executive Vice President and
Chief Human Resources Officer

Accepted & Agreed:

By:	/s/ Christopher Townsend
Christopher Townsend

Date: 11 June 2015

Attachment A

This Attachment describes how MetLife and you will execute responsibilities under your Arrangement.

Tax years 2016 and 2017:

•            Throughout 2016 and 2017, MetLife will deduct an amount equivalent to your estimated Hong Kong tax rate (currently estimated at 15%) from your base salary and any supplemental payments (for example, bonuses incentive compensation or equity compensation) as and when they are paid or delivered to you.

•            MetLife’s tax equalization obligation terminates on December 31, 2017. This means that MetLife will only make deposits of your estimated income tax for part of the 2016/2017 tax year in Hong Kong and Australia. After December 31, 2017, you will bear the obligation to make tax deposits due to work performed in those jurisdictions. You will also bear the obligation to pay for the portion of tax preparation fees attributable to the period after December 31, 2017. The tax preparer’s billing will be allocated between you and MetLife for periods after December 31, 2017 in proportion to the number of months in 2017 covered by the tax return being prepared, filed, or re-filed (to facilitate claiming foreign tax credits).

•            On an annual basis the tax preparer will review all tax deposits, filings, credits and exemptions claimed by you and the Company in relation to your Arrangement and will produce an equalization reconciliation statement. The purpose of this statement is to ensure that you do not pay more or less than the tax rate you would have owed if you had lived and worked only in Hong Kong for the periods covered by the Arrangement.

•            Deposits made by MetLife to taxing authorities on your behalf from January 1, 2016 through December 31, 2017 are likely to result in refund checks/deposits paid directly to you by various taxing authorities after December 31, 2017. To the extent that the equalization reconciliation statements show that with those refunds taken into account, MetLife has borne a portion of your tax liability beyond what is MetLife’s responsibility under this agreement, you agree to pay any such excess amounts back to MetLife.

•            To the extent that the equalization reconciliation statements show that you paid more than your Hong Kong tax rate in taxes on your MetLife income paid while the Arrangement is in effect, MetLife will pay any additional amount necessary to reduce your tax obligation to the Hong Kong rate consistent with the Arrangement, within 30 days of being notified of any underpayment of taxes by the tax preparer.

•            MetLife understands that you may want additional details regarding the equalization reconciliation statement from the tax preparer. As a result, MetLife will expect re-payment of any amount owed to MetLife by the close of the calendar year in which the tax equalization reconciliation statement is first issued by the tax preparer.

Tax years including 2017/2018:

•            Due to the fact that the Arrangement covers calendar years 2016 through 2017 but Hong Kong and Australia tax years are fiscal tax years that do not align with calendar years, you may receive refund checks and tax equalization reconciliation statements showing amounts due to MetLife (or by MetLife to you) into 2018. To the extent the tax equalization reconciliation statement indicates that money is due back to MetLife from you or from MetLife to you or a taxing authority (relating to your MetLife income paid prior to December 31, 2017), the process outlined above would be followed.